SCHEDULE 14A INFORMATION

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TippingPoint Technologies, Inc.

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TippingPoint Technologies, Inc.

7501B N. Capital of Texas Highway

Austin, Texas 78731

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2004

As a stockholder of TippingPoint Technologies, Inc. (the “Company”), you are hereby given notice of and invited to attend in person or by proxy our 2004 Annual Meeting of Stockholders on Friday, June 25, 2004, at 8:00 a.m. local time, at our corporate offices at 7501B N. Capital of Texas Highway, Austin, Texas 78731. At the 2004 Annual Meeting of Stockholders we will ask you to consider and vote upon the following:

1. A proposal to amend our Restated Certificate of Incorporation to (i) reduce the number of authorized shares of common stock from 250,000,000 to 35,000,000, and (ii) permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of the holders of a majority of our outstanding capital stock;

2. The election of directors to serve until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified; and

3. The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 30, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure your shares are represented at the meeting, please promptly date, execute and mail the enclosed proxy card in the enclosed envelope, for which no additional postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ JAMES E. CAHILL

James E. Cahill
Secretary

Austin, Texas

May 4, 2004

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY EXECUTE AND RETURN THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

TIPPINGPOINT TECHNOLOGIES, INC.

7501B N. Capital of Texas Highway

Austin, Texas 78731

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2004

INFORMATION CONCERNING THE ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Annual Meeting

We are sending this proxy statement to the holders of our common stock for their use in connection with the 2004 Annual Meeting of Stockholders on Friday, June 25, 2004 at 8:00 a.m., local time, at our corporate offices at 7501B N. Capital of Texas Highway, Austin, Texas 78731. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about May 5, 2004.

Purpose of the Annual Meeting and Recommendation of our Board of Directors

At the Annual Meeting, we will ask our stockholders to consider and vote upon (1) a proposal to amend our Restated Certificate of Incorporation to (i) reduce our authorized number of shares of common stock from 250,000,000 to 35,000,000 and (ii) permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of the holders of a majority of our outstanding capital stock, (2) the election of nominees to the Board of Directors, and (3) the transaction of such other business as may properly come before the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the approval of the amendment to our Restated Certificate of Incorporation and recommends a vote “FOR” each of the nominees for election to our Board of Directors.

Record Date; Stock Entitled to Vote

Only holders of record of our common stock at the close of business on April 30, 2004, the record date, are entitled to notice of and to vote upon the proposals to be considered at the Annual Meeting. As of the record date our total outstanding capital stock consisted of 7,351,933 shares of common stock.

Quorum; Vote Required

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are both counted as present for purposes of establishing a quorum. If a quorum is established, we will transact the business set forth in this proxy statement.

Approval of the amendment to our Restated Certificate of Incorporation is subject to the approval of the affirmative vote of not less than 80% of our outstanding common stock. The affirmative vote of a plurality of the shares of common stock represented at the Annual Meeting will be required to elect each nominee to the Board of Directors. Each share of our common stock is entitled to one vote on each matter brought before the special meeting.

Voting of Proxies

All shares of our common stock represented by properly executed proxies received in time for the Annual Meeting will be voted in the manner specified in such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the amendment to our Certificate of Incorporation and “FOR” the election of the nominees for director, and, at the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting.

Only shares affirmatively voted for approval of the amendment to our Restated Certificate of Incorporation and for the election of the nominees for director, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of these proposals. Abstentions will effectively count as votes against the approval of these proposals. The failure to vote, either in person or by proxy, will also effectively count as a vote against the approval of the amendment to our Restated Certificate of Incorporation, but will have no effect on the voting outcome of the election of the nominees for director. We believe that brokers who hold shares of our common stock in street name for their customers will not be permitted to use their discretion to vote such shares without receiving specific voting instructions from their customers. These broker non-votes will effectively count as a vote against the approval of the amendment to our Restated Certificate of Incorporation, but will have no effect on the voting outcome of the election of the nominees for director.

The designated proxies may propose and vote for one or more adjournments of the Annual Meeting, including adjournments to permit further solicitations of proxies. However, any proxies voted against the amendment to our Restated Certificate of Incorporation or against the election of the nominees for director will be voted against adjourning the special meeting for the purpose of soliciting additional proxies for the approval of such proposal, as applicable.

Revocability of Proxies

Any stockholder of record who has given a proxy may revoke it by attending the Annual Meeting and giving written notice to our Secretary of his or her intention to vote in person. In addition, any proxy may be revoked at any time prior to the Annual Meeting by delivering to our Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to us will not in and of itself constitute a revocation of that proxy. Any revocation notices delivered to our Secretary should be sent to our principal executive officers, addressed as follows: James E. Cahill, Secretary, TippingPoint Technologies, Inc., 7501B N. Capital of Texas Highway, Austin, Texas 78731.

If you have instructed your broker to vote your shares, you must follow the directions provided by your broker regarding how to change those instructions.

Solicitation of Proxies

We are soliciting the accompanying proxy at the direction of the Board of Directors. We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying materials to our stockholders. We have hired Mellon Investor Services LLC to assist us with the distribution of proxy materials, and the solicitation of votes. We will pay Mellon Investor Services LLC a fee of approximately $7,500.00 plus expenses for these services. Our officers, employees or agents may solicit your proxy by mail, personal contact, telephone and facsimile. Our officers and employees will not receive additional compensation for these services, but we will compensate our agents for these services. We may request brokerage houses, nominees, custodians, fiduciaries and other similar parties to forward soliciting material to our stockholders, and we will reimburse any of these persons for their reasonable charges and expenses.

MATTERS TO BE BROUGHT BEFORE THE MEETING

Amendment to Restated Certificate of Incorporation to (i) Reduce the

Number of Authorized Shares of Common Stock from 250,000,000 to 35,000,000 and (ii) Permit the Number of Authorized Shares of Common Stock to be

Increased or Decreased by the Affirmative Vote of the Holders of a Majority

of Our Outstanding Capital Stock

General

Our Restated Certificate of Incorporation (the “Certificate”), as currently in effect, provides that the total number of shares of capital stock that we are authorized to issue is 255,000,000, consisting of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock. On March 5, 2004, subject to approval by our stockholders, our Board of Directors approved an amendment to the Certificate to (i) reduce the number of shares of capital stock that we are authorized to issue to 40,000,000, consisting of 35,000,000 shares of common stock and 5,000,000 shares of preferred stock, and (ii) permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of the holders of a majority of our outstanding capital stock. The amendment is attached as Appendix A. The amendment will not affect the number of shares you currently hold.

Reasons for the Amendment

As of March 31, 2004, we have outstanding 7,351,933 shares of common stock, options for the purchase of an aggregate of 1,478,340 shares of common stock under our Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan (the “1999 Plan”), an additional 419,764 shares reserved for issuance under the 1999 Plan, and options for the purchase of an aggregate of 150,000 shares of common stock, which were not granted under our 1999 Plan. We currently have no shares of preferred stock outstanding. The following table sets forth as of March 31, 2004, the number of shares of common stock authorized, outstanding, reserved and available for issuance. The table also sets forth the number of shares that will be available for issuance if the amendment is approved.

	Authorized	Outstanding	Reserved	Available For Issuance	Available for Issuance upon Approval of Amendment
Common Stock	250,000,000	7,351,933	2,048,104	240,599,963	25,599,963

Our Board of Directors is recommending this decrease in the authorized number of shares of common stock primarily to save the expenses of corporate franchise taxes imposed on us by the Secretary of State of Delaware as a Delaware corporation. The corporate franchise tax imposed on corporations incorporated in Delaware is calculated using net assets, the number of authorized shares of capital stock and the number of issued shares of capital stock. The smaller the ratio of the number of issued shares of capital stock is to the number of authorized shares of capital stock, the greater the corporate franchise tax imposed. Our franchise tax liability for fiscal 2004 was approximately $165,000. If the amendment to our Certificate is approved, assuming that franchise tax rates under the Delaware General Corporation Law remain at current levels and using our net assets and number of outstanding shares of common stock as of January 31, 2004 for purposes of the calculation, our franchise tax liability would be approximately $81,700 for fiscal 2005 and $46,000 for fiscal 2006. Changes in franchise tax rates, the number of outstanding shares of our common stock, and our net assets will likely affect these calculations. The fiscal 2005 calculation is higher than that for fiscal 2006 because the reduction in our authorized number of shares of common stock will not become effective until the amendment is filed with the Secretary of State of the State of Delaware and the reduction in the franchise tax will be prorated only for that portion of our fiscal year after such filing.

Under our current Certificate, the number of authorized shares of common stock may be increased or decreased only by the affirmative vote of the holders of not less than 80% of then outstanding capital stock.

Our Board of Directors is recommending that our Certificate be amended to allow future increases or decreases in the number of authorized shares of common stock by the affirmative vote of holders of a majority of then outstanding capital stock. We believe that this change will provide flexibility in the event the Board of Directors recommends future increases or decreases in the authorized number of shares of common stock. The current 80% vote requirement may be difficult to achieve in the future as our capital stock may become more widely dispersed among our stockholders. Failure to receive the required 80% affirmative vote in the future could hinder the Company’s ability to further decrease the authorized number of shares of common stock to appropriately manage expenses or to further increase the authorized number of shares of common stock in order to issue or reserve additional shares in an equity or debt financing transaction.

Our Board of Directors may find it advisable at some point to issue additional shares of common stock, securities that are convertible into common stock such as convertible debt, convertible preferred stock and warrants to purchase common stock, and additional options pursuant to the 1999 Plan. Situations that could give rise to the need to issue, or reserve for issue, additional equity securities include refinancing of existing debt obligations, the need for additional working capital or capital to fund the expansion of our business, and the acquisition of other businesses or assets. We believe it is prudent business practice to provide flexibility to issue additional shares of capital stock if and when our Board of Directors deems advisable.

Effect on Outstanding Common Stock

The proposed amendment to our Certificate to reduce the number of authorized shares of common stock will not affect the number of shares of common stock currently held by or the rights of existing holders of common stock. The proposed amendment to our Certificate will reduce the number of shares of common stock available for issuance and, therefore, decrease the amount by which each stockholder’s proportionate ownership may be reduced if the Company were to issue common stock in the future. The proposed amendment to our Certificate to reduce the vote required to increase or decrease the number of authorized shares of common stock will reduce the number of shares that must be voted for approval of future increases or decreases in the number of authorized shares of common stock from 80% to a majority (greater than 50%). Any such future increases or decreases will continue to require the approval of stockholders but, if the amendment to our Certificate is approved, the increase or decrease will require only the affirmative vote of a majority of our then outstanding capital stock.

Dissenters’ Right of Appraisal

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the amendment to our Certificate, and we will not independently provide our stockholders with any such rights.

Vote Required

The affirmative vote of not less than 80% of our common stock as of April 30, 2004 is required to approve the proposal to amend our Certificate to (i) reduce the number of authorized shares of common stock, and (ii) amend our Certificate to permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of a majority of our then outstanding capital stock.

Recommendation of the Board

Our Board of Directors recommends voting “FOR” the amendment to our Certificate to (i) reduce the number of authorized shares of common stock, and (ii) permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of a majority of our then outstanding capital stock.

Election of Directors

General

Currently, our Board of Directors is composed of six members. Each director’s term of office will expire at the Annual Meeting. The directors elected in 2004 will serve until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.

Nominees for Election

The Nominating and Corporate Governance Committee of the Board of Directors has approved the following nominees for election to the Board of Directors. All current nominees are current Directors standing for re-election.

John F. McHale, 47, was one of our co-founders and has served as Chairman of our Board of Directors since our inception in January 1999. He served as our Chief Executive Officer from May 2000 until January 2004. From January 1996 to April 1998, Mr. McHale served as President, Chief Executive Officer and Chairman of NetSpeed, Inc.

Michael R. Corboy, 73, has been President of Corboy Investment Company, a private investment firm, since January 1992. He has served as a director of our company since February 1999. Mr. Corboy also serves as a director of The Aquinas Funds, Inc.

Richard D. Eyestone, 58, has been a consultant and a member of the board of directors of Eyestone Consulting, a management consulting firm, since September 1998. Since February 2003, Mr. Eyestone has served as Chief Executive and founder of Smart Swing, Inc. From May 1991 to September 1998, Mr. Eyestone was employed by Bay Networks as Senior Vice President of Product Management from October 1995 to September 1998, as Vice President of Sales from July 1995 to October 1995 and as Southern Region Vice President from May 1991 to July 1995. He has been a Director of our Company since February 2003. Mr. Eyestone also serves as a director of Crossroads Systems, Inc., eSoft and Colabranet Incorporated.

Kip McClanahan, 35, has been our Chief Executive Officer since January 2004 and has served on our Board of Directors since August 2001. From January 2003 to December 2003, he was the President of Motive Communication, Inc., a provider of Broadband services. Mr. McClanahan served as President and Chief Executive Officer of BroadJump, Inc. from its inception in November 1998 until its merger with Motive Communication, Inc. in January 2003.

Donald K. McKinney, 55, was most recently a founding partner of Watershed Capital, a venture capital fund, and served in such capacity from June 1999 until December 2002. Prior to Watershed Capital, he was the founder and largest shareholder of International Network Services (INS), and served as its chairman until its sale to Lucent Technologies in 1999. From the inception of INS in 1991 through 1995, he served as president and chief executive officer and continued as CEO until 1998 when he elected to continue only as chairman. He has served as a director of our company since December 2003.

Paul S. Zito, 48, has been the President of Z Start, Inc., a private investment firm, since August 1998. From April 1996 until April 1998, he served as Chief Operating Officer, Secretary and Treasurer of NetSpeed, Inc. Mr. Zito has served as a director of our Company since January 1999 and served as our Secretary from February 1999 to November 1999. Mr. Zito also serves as a director of Crossroads Systems, Inc.

Vote Required

The affirmative vote of a plurality of the shares of common stock represented at the Annual Meeting will be required to elect each of these nominees.

Recommendation of the Board

Our Board of Directors recommends voting “FOR” each of the nominees for director named above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2004, with respect to the beneficial ownership of the Company’s common stock by (i) each director of the Company, (ii) each executive officer included in the Summary Compensation Table, (iii) each person who is known to the Company to own beneficially more than five percent of the Company’s common stock and (iv) all current executive officers and directors of the Company as a group. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
John F. McHale (2)	1,897,151	24.7%
Michael R. Corboy (3)	56,002	*
Richard D. Eyestone (4)	13,334	*
Kip McClanahan (5)	20,241	*
Donald K. McKinney (6)	13,334	*
Paul S. Zito (7)	211,986	2.8%
James E. Cahill (8)	167,933	2.2%
Craig S. Cantrell (9)	104,014	1.4%
Marc Willebeek-LeMair (10)	114,536	1.5%
James A. Hamilton (11)	158,333	2.1%
The McKinney Family Trust (12)	1,263,703	16.4%
Watershed Capital I, L.P. (13)	324,868	4.2%
033 Growth Partners I, L.P. (14)	833,333	10.8%
033 Growth Partners II, L.P. (14)	833,333	10.8%
Oyster Pond Partners, L.P. (14)	833,333	10.8%
033 Growth International Fund, Ltd (14)	833,333	10.8%
All Executive Officers and Directors as a Group (10 persons) (15)	5,561,268	67.3%

*	Less than 1%.
(1)	The address of The McKinney Family Trust and Watershed Capital I, L.P. is P.O. Box 460190, Ft. Lauderdale, Florida 33346. The address of 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., and 033 Growth International Fund, Ltd is 125 High Street, Suite 1405, Boston, Massachusetts 02110. The address of each other beneficial owner is c/o TippingPoint Technologies, Inc., 7501B N. Capital of Texas Highway, Austin, Texas 78731.
(2)	Includes 1,780,387 shares held by Mr. McHale individually, 50,097 shares held in trust for the benefit of Mr. McHale’s family members and 66,667 shares held in the McHale-Mathesson Foundation. More detailed Information relating to Mr. McHale’s beneficial ownership of the Company’s securities may be found in his Schedule 13D filed with the Securities Exchange Commission (the “SEC”) on December 22, 2000 and subsequent amendments thereto.
(3)	Includes 26,001 shares that Mr. Corboy may acquire upon the exercise of options exercisable within the next 60 days.
(4)	Includes 13,334 shares that Mr. Eyestone may acquire upon the exercise of options exercisable within the next 60 days.

(5)	Includes 20,001 shares that Mr. McClanahan may acquire upon the exercise of options exercisable within the next 60 days.
(6)	Includes 13,334 shares that Mr. McKinney may acquire upon the exercise of options exercisable within the next 60 days. Does not include 1,263,703 shares held by The McKinney Family Trust of which Mr. McKinney is a co-trustee and beneficiary. Does not include 324,868 shares held by Watershed Capital I, L.P. Mr. McKinney is a manager of the general partner of the general partner of Watershed Capital I, L.P.
(7)	Includes 48,611 shares held by Mr. Zito individually, 98,507 shares held for the benefit of Mr. Zito by Z Start I, L.P., 3,200 shares of restricted stock that may be forfeited upon the occurrence of certain events and 20,001 shares that Mr. Zito may acquire upon the exercise of options exercisable within the next 60 days.
(8)	Includes 73,385 shares held by Mr. Cahill individually, 3,568 shares of restricted stock that may be forfeited upon the occurrence of certain events and 40,980 shares that Mr. Cahill may acquire upon the exercise of options exercisable within the next 60 days.
(9)	Includes 58,000 shares held by Mr. Cantrell individually, 2,084 shares of restricted stock that may be forfeited upon the occurrence of certain events and 43,930 shares that Mr. Cantrell may acquire upon the exercise of options exercisable within the next 60 days.
(10)	Includes 50,501 shares held by Dr. Willebeek-LeMair individually, 3,084 shares of restricted stock that may be forfeited upon the occurrence of certain events, 334 shares held by Dr. Willebeek-LeMair’s family members and 60,617 shares that Dr. Willebeek-LeMair may acquire upon the exercise of options exercisable within the next 60 days.
(11)	Includes 8,333 shares held by Mr. Hamilton individually and 150,000 shares of restricted stock that may be forfeited upon the occurrence of certain events.
(12)	Donald K. McKinney, one of our Directors, is co-trustee and a beneficiary of The McKinney Family Trust. Excludes 324,868 shares held directly by Watershed Capital I, L.P. with respect to which The McKinney Family Trust disclaims beneficial ownership (Donald K. McKinney, a trustee of the trust is a manager of the general partner of the general partner of Watershed Capital I, L.P.). More detailed information relating to The McKinney Family Trust’s beneficial ownership of the Company’s securities may be found in its Schedule 13G filed with the SEC on February 13, 2003.
(13)	Donald K. McKinney, one of our Directors, is a manager of the general partner of the general partner of Watershed Capital I, L.P.
(14)	The 833,333 shares include 449,833 shares owned by 033 Growth Partners I, L.P., 126,167 shares owned by 033 Growth Partners II, L.P., 60,000 shares owned by Oyster Pond Partners, L.P. and 197,333 shares owned by 033 Growth International Fund, Ltd. 033 Asset Management, LLC is the investment manager of 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, Ltd. and has sole power to direct the management of these entities. Lawrence C. Longo, Jr., Chief Operating Officer, of 033 Asset Management, LLC has sole voting power with respect to the shares held by, and Michael T. Vigo, managing member, of 033 Asset Management, LLC has sole dispositive power with respect to the shares held by, 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P. and 033 Growth International Fund, Ltd.
(15)	Includes 238,198 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 161,936 shares of restricted stock that may be forfeited upon the occurrence of certain events.

EXECUTIVE OFFICERS

The following table sets forth certain information about the current executive officers of the Company.

Name	Age	Position with Company
Kip McClanahan	35	Chief Executive Officer
James A. Hamilton	41	President and Chief Operating Officer
Adam Chibib	38	Chief Financial Officer
James E. Cahill	37	Vice President, Homeland Security Solutions and Secretary
Craig S. Cantrell	44	Vice President of Development
Marc Willebeek-LeMair	42	Chief Technology Officer

Kip McClanahan has been our Chief Executive Officer since January 2004 and has served on our Board of Directors since August 2001. From January 2003 to December 2003, he was the President of Motive Communication, Inc., a provider of Broadband services. Mr. McClanahan served as President and Chief Executive Officer of BroadJump, Inc. from its inception in November 1998 until its merger with Motive Communication, Inc. in January 2003.

James A. Hamilton has been our President and Chief Operating Officer since September 2003. Prior to September 2003, Mr. Hamilton was a consultant for STRIX Systems for seven months. From April 2001 to March 2003, he was President and Chief Executive Officer of Efficient Networks, Inc., a subsidiary of Siemens AG. From 1999 until its acquisition by Siemens AG in April 2001, Mr. Hamilton served as Executive Vice President of Worldwide Sales and Marketing as well as General Manager of four products divisions of Efficient Networks, Inc.

Adam Chibib has been our Chief Financial Officer since January 2004. He was the Chief Financial Officer of Waveset Technologies, a security software company, from April 2003 until its merger with Sun Microsystems in December 2003. Mr. Chibib was Chief Financial Officer of BroadJump, Inc., a broadband technology company, from January 1999 until its merger with Motive Communication, Inc. in January 2003. From January 2003 to March 2003, he served as a Purchase Transition Executive with Motive Communication, Inc.

James E. Cahill has served as TippingPoint’s Vice President, Homeland Security Solutions since February 2003 and has served as TippingPoint’s Secretary since November 1999. Mr. Cahill served as the Company’s Vice President and General Counsel from November 1999 to February 2003. Additionally, Mr. Cahill served as the Company’s acting Chief Financial Officer from December 2001 to December 2002. From September 1993 to November 1999, Mr. Cahill was an attorney with the law firm of Hughes & Luce, LLP, specializing in corporate and securities law.

Craig S. Cantrell has served as TippingPoint’s Vice President of Development since November 1999. From April 1998 to July 1999, Mr. Cantrell served as Senior Manager of Broadband Operations of Cisco Systems, Inc., and from June 1996 to April 1998, as Director of Engineering of NetSpeed, Inc.

Marc Willebeek-LeMair has served as TippingPoint’s Chief Technology Officer since March 1999. From May 1993 to February 1999, Dr. Willebeek-LeMair held numerous positions with IBM, including Senior Manager of the Intelligent Network Infrastructure, Technical Staff to the Vice President of Strategy and Manager of Multimedia Networking.

Corporate Governance

During fiscal 2004, the Board of Directors held five meetings, and acted eight times pursuant to unanimous written consents. Each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and committees thereof held during the period such member served as a director and/or committee member. All Directors are encouraged, but not required, to attend the Company’s annual meeting of stockholders. One of our Directors attended the 2003 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The functions of these committees and their current members are described below.

Audit Committee. The Audit Committee currently consists of Richard D. Eyestone, Donald K. McKinney and Paul S. Zito. The Audit Committee is responsible for:

•	Monitoring the integrity of the Company’s financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance, and financial statements.

•	Appointing the Company’s external auditors and monitoring their independence, qualifications and performance.

•	Providing an avenue of communication among the external auditors, management and the Board, and resolving disagreements between the external auditors and management.

•	Maintaining mechanisms to facilitate confidential and anonymous submissions of employees’ concerns regarding accounting and auditing issues.

•	Receiving input from various constituencies regarding accounting, internal accounting controls and auditing matters, and resolving material issues by any means reasonably necessary.

It is the policy of the Audit Committee, pursuant to the Amended and Restated Audit Committee Charter, to approve the fees, terms and other significant compensation to be paid to the Company’s external auditors, as well as any engagements in addition to the audit services, and to review and approve in advance the Company’s external audit scope and plans or proposals for any non-audit services.

All members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the Nasdaq National Market. Additionally, the Board of Directors has determined that Paul S. Zito is an audit committee financial expert as defined by the rules and regulations of the SEC. The Audit Committee met four times during fiscal 2004. For additional information concerning the Audit Committee, see “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee currently consists of Michael R. Corboy, Richard D. Eyestone and Paul S. Zito, all of whom are independent within the meaning of SEC regulations and the listing standards of the Nasdaq National Market, and outside directors in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee (i) assists the Board of Directors in discharging its responsibilities relating to the compensation of the Company’s executive officers, (ii) ensures that the Company’s executives are fairly compensated based upon their performance and contribution to the Company and (iii) administers the Company’s incentive compensation and bonus plans and stock related plans. The Compensation Committee met five times, and acted five times pursuant to unanimous written consents, during fiscal 2004.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Richard D. Eyestone, Donald K. McKinney and Paul S. Zito. The Nominating and Corporate Governance Committee (i) develops and recommends to the Board of Directors and maintains the Company’s corporate governance guidelines, (ii) identifies, screens and recruits qualified individuals to become members of the Board of Directors, (iii) recommends to the Board of Directors persons to be nominated by the Board of Directors for election as directors at annual or special meetings of stockholders, and (iv) assists the Board of Directors in determining the composition of the Board of Directors and its committees. The Nominating and Corporate Governance Committee acted one time pursuant to unanimous written consents, during fiscal 2004. A copy of the current charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.tippingpoint.com.

Selecting Nominees for the Board of Directors. The Nominating and Corporate Governance Committee considers candidates for membership on the Board of Directors suggested by its members and other members of the Board of Directors, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board of Directors may submit their recommendation in writing to the Nominating and Corporate Governance Committee in care of the Company’s Secretary at 7501B N. Capital of Texas Highway, Austin, Texas 78731.

Candidates for nomination to the Board of Directors should meet the following minimum criteria:

•	The highest professional and personal ethics and values, consistent with the values of the Company.

•	A reputation, both personal and professional, consistent with the image of the Company.

•	Broad experience at the policy-making levels in business, government, education, technology or public interest.

•	Ability to provide insights and practical wisdom based on their experience and expertise and to contribute special competencies to the Board of Directors.

•	Sufficient time to devote to the affairs of the Company.

•	A commitment to enhancing stockholder value.

•	Loyalty to the Company and a concern for its success and welfare.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during his or her term, including the level of participation, quality of performance, and any other facts considered relevant by the Nominating and Corporate Governance Committee in evaluating the past performance of the director, the contribution of the director to the Board and the needs of the Company in determining whether to nominate such incumbent director for reelection to the Board of Directors.

If there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee, together with members of the Board of Directors and senior management, will identify specific criteria for potential candidates to fill such vacancy, dependent upon the needs of the Company and the overall composition of the Board of Directors at the time. After specific criteria are identified, the Chair of the Nominating and Corporate Governance Committee will initiate a search, working with staff support and seeking input from members of the Board of Directors and senior management, as well as considering recommendations received from stockholders submitted in the manner established by the Nominating and Corporate Governance Committee. The Chair of the Nominating and Corporate Governance Committee may hire a search firm if necessary. Candidates for nomination for election as directors, including those recommended by stockholders, will be reviewed in the context of the current composition of the Board of Directors, the operating requirements and other needs of the Company and the long-term interests of the Company. In conducting this assessment, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate given the current needs of the Board of Directors and the Company and to maintain a balance of knowledge, experience and capability.

Communicating with the Board of Directors. Stockholders interested in communicating with the Board of Directors or any of its members may do so by sending an email to investors@tippingpoint.com and including “Board of Director Communication” in the subject line or by writing to the following address:

Board of Directors

c/o Corporate Secretary

TippingPoint Technologies, Inc.

7501B N. Capital of Texas Highway

Austin, Texas 78731.

The Corporate Secretary will review all correspondence addressed to the Board of Directors and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees or that he otherwise determines requires the attention of the Board of Directors. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board of Directors or its individual members. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Chief Financial Officer and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Comments and concerns regarding ethical and compliance issues, including accounting, internal accounting controls and auditing issues may be reported by calling 1-877-888-0002.

Code of Ethics. The Company has a Corporate Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company. The Company has also adopted a Code of Ethics for Chief Executive Officer, Chief Operating Officer and Senior Financial Department Personnel. Both the Corporate Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer, Chief Operating Officer and Senior Financial Department Personnel are available on the Company’s Investor Relations website at www.tippingpoint.com/investors/index.html. The Company intends to post amendments to these codes of conduct and waivers to the extent applicable to the Company’s directors and executive officers at this location on its website.

Certain Relationships and Related Transactions

On October 17, 2003, the Company entered into a Stock Purchase Agreement to obtain approximately $24 million in gross proceeds from certain accredited investors acquiring 1,995,833 shares of the Company’s common stock at a purchase price of $12.00 per share in a private offering. An initial closing for this private placement was held on October 17, 2003 and a second closing was held on November 20, 2003. John F. McHale, Chairman of the Board, Paul S. Zito, a director, Petoskey Stone, FLP, an entity owned by our President, James A. Hamilton, and The McKinney Family Trust, a holder of approximately 16% of the outstanding shares of our common stock participated in the second closing of the private placement and purchased 416,667, 41,667, 8,333 and 408,333 shares of our common stock, respectively, for $5,000,000, $500,000, $100,000 and $4,900,000, respectively.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the compensation paid to TippingPoint’s Chief Executive Officer and the four next most highly compensated executive officers of the Company (based on total annual salary and bonus for the 2004 fiscal year) for the past three fiscal years. Because of the Company’s change in fiscal year end from December 31 to January 31, beginning with the fiscal year ending January 31, 2003, fiscal year 2003 includes compensation paid during the 13-months ended January 31, 2003 and fiscal years 2001 includes compensation paid during the twelve months ended December 31, 2001.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)		Securities Underlying Options (#)		All Other Compensation ($)
Kip McClanahan Chief Executive Officer (2)	2004	60,898	50,000	—		300,000		59,000	(2)

John F. McHale Chief Executive Officer (3)	2004 2003 2001	25,000 145,193 109,616	— — —	— — —		— — —		— — —

James A. Hamilton	2004	69,240	—	150,000		—		6,250	(4)

James E. Cahill Vice President, Homeland Security Solutions (5)	2004 2003 2001	154,471 214,693 175,000	200 95,797 74,738	— — 23,866	(6)	— 10,000 30,480	(7)	— — 7,160	(8)

Craig S. Cantrell Vice President of Development	2004 2003 2001	154,471 185,029 169,769	— 38,391 44,631	— — 13,940	(9)	— 1,000 31,900	(10)	— — 4,182	(11)

Marc Willebeek-LeMair Chief Technology Officer	2004 2003 2001	177,420 183,702 170,525	— 44,050 46,925	— — 20,630	(12)	— 1,000 48,284	(13)	— — 6,189	(14)

(1)	As of January 31, 2004, Mr. McHale held no shares of restricted common stock of the Company. As of January 31, 2004, Messrs. Cahill, Cantrell and Willebeek-LeMair held 3,568, 2,084 and 3,084 shares of restricted common stock of the Company, respectively, the value of which was $36,215, $21,153 and $31,303, respectively. The Company does not anticipate paying dividends on any of the restricted common stock reported in this column.
(2)	Mr. McClanahan became the Company’s Chief Executive Officer in January 2004. Other compensation includes $9,000 Board of Director fees and $50,000 consulting fees received by Mr. McClanahan prior to becoming the Company’s Chief Executive Officer.
(3)	Mr. McHale served as the Company’s Chief Executive Officer until January 2004.
(4)	Mr. Hamilton became the Company’s Chief Operating Officer and President in September 2003. Received by Mr. Hamilton as commission.
(5)	Mr. Cahill acted as the Company’s Vice President and General Counsel from November 1999 to February 2003, and as the Company’s acting Chief Financial Officer from December 2001 to December 2002.
(6)	This amount includes (i) $19,693 in restricted common stock received from exchanging options to purchase 2,854 shares of common stock for 2,854 shares of restricted common stock on September 17, 2001 and (ii) $4,173 in restricted common stock received from exchanging options to purchase 3,567 shares of common stock for 714 shares of restricted common stock on May 3, 2001.
(7)	Excludes options to purchase 2,854 shares of common stock that were exchanged for 2,854 shares of restricted common stock on September 17, 2001.
(8)	Received by Mr. Cahill as a restricted stock tax deferment payment.
(9)	This amount includes (i) $11,502 in restricted common stock received from exchanging options to purchase 1,667 shares of common stock for 1,667 shares of restricted common stock on September 17, 2001 and (ii) $2,438 in restricted common stock received from exchanging options to purchase 2,084 shares of common stock for 417 shares of restricted common stock on May 3, 2001.
(10)	Excludes options to purchase 1,667 shares of common stock that were exchanged for 1,667 shares of restricted common stock on September 17, 2001.
(11)	Received by Mr. Cantrell as a restricted stock tax deferment payment.
(12)	This amount includes (i) $17,022 in restricted common stock received from exchanging options to purchase 2,467 shares of common stock for 2,467 shares of restricted common stock on September 17, 2001, and (ii) $3,608 in restricted common stock received from exchanging options to purchase 3,084 shares of common stock for 617 shares of restricted common stock on May 3, 2001.
(13)	Excludes 2,467 options that were exchanged for 2,467 shares of restricted stock on September 17, 2001.
(14)	Received by Dr. Willebeek-LeMair as a restricted stock tax deferment payment.

Stock Option and Restricted Stock Grants During Fiscal 2004

The following table sets forth certain information concerning stock options to purchase common stock and restricted stock of the Company granted in fiscal 2004 to the individuals named in the Summary Compensation Table. The Company did not grant any stock appreciation rights during fiscal 2004.

	Individual Grants					Potential Realizable
Name	Number of Securities Underlying Options		% of Total Options Granted to Employees in 2004	Exercise or Base Price ($)	Expiration Date	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						0% ($)	5% ($)	10% ($)
Kip McClanahan	300,000	(2)	38%	12.00	December 2013	4,890,000	10,229,315	18,420,873
James Hamilton	150,000	(3)	—	0.00	September 2013	1,938,000	3,156,780	5,026,673

(1)	The amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(2)	Vests over 4 year period – 25% per year beginning January 1, 2004. In the event of a change in control of the Company, 50% of the unvested options will immediately vest. Any unvested shares immediately vest if Mr. McClanahan’s employment is terminated without cause or is constructively terminated at any time after a change in control of the Company.
(3)	Mr. Hamilton was granted 150,000 shares of restricted stock during fiscal year 2004. The forfeiture restrictions on these shares lapse over a four year period – 25% per year beginning September 15, 2004. In the event of a change in control of the Company, the forfeiture restrictions will immediately lapse as to 50% of the restricted stock remaining restricted. The forfeiture restrictions of all other restricted shares will immediately lapse if Mr. Hamilton’s employment is terminated without cause or is constructively terminated at any time after a change in control of the Company.

Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held at January 31, 2004 by the individuals named in the above Summary Compensation Table. No stock options have been exercised by the individuals named in the Summary Compensation Table. The Company did not have any stock appreciation rights outstanding as of January 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kip McClanahan	20,001	300,000	323,350	3,606,000
John F. McHale	—	—	—	—
James E. Cahill	30,820	17,660	415,746	300,793
Craig S. Cantrell	34,241	14,143	444,030	253,020
Marc Willebeek-LeMair	53,162	17,122	883,526	274,727
James Hamilton	—	—	—	—

(1)	Value of Unexercised In-The-Money Options is calculated as the market price multiplied by number of options less cost basis of options. Market price as of January 30, 2004 was $24.02.

Employment Agreements

Pursuant to the Company’s offer letter to Kip McClanahan dated December 4, 2003, the Company agreed to employ Mr. McClanahan at a base salary of $250,000 and agreed to pay him a $50,000 acceptance bonus. Mr. McClanahan is also eligible for an annual bonus of $50,000 payable quarterly if certain measurable criteria are achieved. If the Company is acquired before June 30, 2005, Mr. McClanahan will be awarded a restricted stock grant of 50,000 shares that will immediately be vested on the date of grant.

Under an employment agreement dated March 1, 2001, the Company agreed to employ James E. Cahill at a base salary of not less than $175,000. Mr. Cahill is also eligible for an annual discretionary bonus of not less than $87,500 in the first year of his employment agreement and not less than $52,500 thereafter. This employment agreement is terminable by either Mr. Cahill or the Company for any reason upon 30 days notice. However, if Mr. Cahill’s employment is terminated by the Company for any reason, other than for the failure to perform his duties or misconduct, Mr. Cahill is entitled to a lump sum payment equal to one-half of his then current base salary and bonus. Additionally, Mr. Cahill has agreed to return all confidential information to the Company upon his termination, and not compete with the Company or solicit its customers or employees for six months after the termination of his employment, with limited exceptions.

Pursuant to the Company’s employment agreement with James Hamilton dated September 10, 2003, the Company will pay Mr. Hamilton a base salary at the rate of $180,000 per year, payable bi-weekly or semi-monthly in accordance with the payroll practices of the Company in effect from time to time. Such base salary shall be subject to review and potential adjustment at least annually, in accordance with the compensation policies of the Company in effect from time to time. Mr. Hamilton shall also, during the term of his employment, be eligible for a quarterly performance bonus of up to $12,500. For the initial term (12 months), Mr. Hamilton will receive a temporary living allowance of up to $2,000 per month. All of Mr. Hamilton’s compensation under the employment agreement will be subject to deduction and withholding authorized or required by applicable law.

Mr. Hamilton was award 150,000 of restricted stock on his first date of employment. The forfeiture restrictions on the restricted stock lapse ratably in four equal annual increments beginning September 15, 2004. In the event of a change in control of the Company, the forfeiture restrictions will immediately lapse as to 50% of the restricted stock remaining restricted. The forfeiture restrictions of all other restricted shares will immediately lapse if Mr. Hamilton’s employment is terminated without cause or is constructively terminated at any time after a change in control of the Company.

Compensation of Directors

In fiscal 2004, Directors who were not employees or otherwise affiliates of the Company were paid $3,000 in cash each fiscal quarter as compensation for serving on the Board of Directors. Members of the Audit Committee received an additional $1,500 per fiscal quarter. Messrs. Zito and Eyestone each received $16,500, Mr. Corboy received $9,000 and Mr. McKinney received $3,000 in fiscal 2004. Beginning fiscal 2005 the Chairman of the Board and members of the Audit Committee will receive a retainer of $3,000 per month for their services as Directors and each other independent Director will receive a retainer of $2,500 per month for their services. All non-management Directors are eligible to receive stock options of 6,667 shares per year to purchase the Company’s common stock at its fair market value on the first trading day of the calendar year in which they serve, or upon their initial election to the Board of Directors.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for determining the annual salary and the performance base compensation, including bonuses and stock option awards, of directors, officers and other senior executives of the Company.

The Company’s compensation policies are designed to attract and retain superior talent, to reward achievement of the Company’s financial and operating objectives, and to instill a long-term commitment to the Company through a sense of company ownership, all in a manner consistent with stockholder interests. The Company’s compensation policies reflect the competition for executive talent and the unique challenges and opportunities facing the Company. In the 2004 fiscal year, executive compensation was comprised of the following elements:

Base Salary. Executive base salaries were determined after review of publicly available information concerning base salaries of executives in companies of comparable size and engaged in similar technology industries and each executive officer’s performance and contribution to the Company’s performance.

Performance Based Compensation. Under the Company’s bonus program, each executive officer of the Company is eligible for a quarterly cash bonus upon the achievement of defined goals relating to the Company’s financial and operational performance and the personal goals of each executive officer. Each year, the Compensation Committee evaluates the bonus program and new performance targets are established, reflecting the Company’s business plan and financial goals. During 2004, the Company paid approximately $50,200 in bonuses to the named executive officers under this program.

Stock Option and Restricted Stock Plan. The Company’s Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan forms the basis of the Company’s long-term incentive plan for executives. The Compensation Committee believes that a portion of executive compensation should be dependent on value created for the stockholders. In fiscal year 2004, stock options were granted at fair market value on the date of grant and generally become exercisable in installments over four years from the grant date, except for stock options granted Mr. McClanahan. In selecting recipients for option grants and in determining the size of such grants, the Compensation Committee considered various factors including the overall performance of the Company and the recipient.

Executive officers of the Company also receive benefits generally available to employees of the Company (such as health insurance).

Section 162(m) of the Code provides that executive compensation in excess of $1 million is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation levels, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. It is the Company’s policy to limit executive compensation to that amount which is deductible under the applicable provisions of the Code, including Section 162 (m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

In recommending compensation levels, the Compensation Committee subjectively takes into account (i) compensation paid by other comparable companies, (ii) the attainment of individual and business objectives, (iii) the executive officer’s level of responsibility, (iv) the contributions the Company expects the executive to make in support of the Company’s strategic objectives and (v) the Company’s financial performance as compared to comparable companies in similar technology industries. The Compensation Committee believes the compensation levels of the Company’s executive officers are reasonable and appropriate in light of the Company’s performance and the unique challenges and opportunities facing the Company, and believes that the compensation programs of the Company well serve the interests of the Company’s stockholders.

2004 Compensation of the Chief Executive Officer. From May 2000 to January 2004 the position of Chief Executive Officer was held by John F. McHale. Mr. McHale’s compensation has been $25,000 per year since February 1, 2002. Except for his base salary, Mr. McHale did not receive any other compensation in fiscal 2004, and he has not been granted any stock options. Kip McClanahan was appointed Chief Executive Officer in January 2004. The Committee has approved an annual salary for Mr. McClanahan of $250,000 and a bonus of $50,000 payable upon certain the achievement of certain measurable criteria. The Committee also approved the grant of an option to purchase 300,000 shares of the Company’s common stock.

Members of the Compensation Committee
Michael R. Corboy
Richard D. Eyestone
Paul S. Zito

Compensation Committee Interlocks and Insider Participation

During the 2004 fiscal year, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee. Except for Mr. Zito’s prior service as Secretary of the Company, no other member of the Compensation Committee is currently or has been an officer or employee of the Company.

REPORT OF AUDIT COMMITTEE

On March 5, 2004, the Audit Committee adopted an Amended and Restated Charter of the Audit Committee of the Board of Directors. A copy of this amended and restated charter is attached to this Proxy Statement as Appendix A.

Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent auditors perform an independent audit of the Company’s financial statements, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting standards and issue a report thereon.

The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee functions are not intended to duplicate or certify the activities of management or the Company’s independent auditors. The Audit Committee meets with management periodically to consider the scope and adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discusses these matters with the Company’s independent auditors and appropriate financial personnel of the Company.

In addition, the Audit Committee reviews the Company’s financial statements and reports recommendations to the full Board, as it deems appropriate. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with generally accepted accounting principles and on the representations of the Company’s independent auditors included in their report on the Company’s financial statements. However, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been performed in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact independent.

In performing its oversight role, the Audit Committee reviewed the audited financial statements for the 2004 fiscal year and met and held discussions with management and KPMG LLP, the Company’s independent auditors, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified, supplemented or amended, which includes among other items, matters related to the conduct of the audit of the Company’s financial statements. The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent auditors their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the SEC.

Members of the Audit Committee
Paul S. Zito (Chair)
Richard D. Eyestone
Donald K. McKinney

Comparison of Stockholder Returns

The following chart compares the cumulative total return of TippingPoint’s common stock during the period from March 17, 2000, the date of the Company’s initial public offering, to January 30, 2004 with the cumulative total return of the S&P 500 Index and a published Industry Peer Group Index consisting of 45 network and computing device companies published by Media General Financial Services (the “Peer Group Index”). The historical stock performance shown on the chart is not intended to, and may not, be indicative of future stock performance.

The chart depicts the results of investing $100 in the Company’s common stock, the S&P 500 Index and the Peer Group Index at closing prices on March 17, 2000, with all dividends being reinvested, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG TIPPINGPOINT TECHNOLOGIES, INC.,

THE S&P 500 INDEX AND THE PEER GROUP INDEX

INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP, independent certified public accountants, as the Company’s independent auditors for the fiscal year ending January 31, 2005. KPMG LLP has served as the Company’s independent auditors since their appointment in 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by KPMG LLP for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 13-months ended January 31, 2003 and for fiscal year 2004 were $100,000 and $103,000, respectively.

Audit-Related Fees

KPMG LLP did not bill any fees for assurance and other services related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees” for either the 13 months ended January 31, 2003 or for fiscal year 2004.

Tax Fees

The aggregate fees billed by KPMG LLP for income tax consultation, including tax compliance, tax advice and tax planning for the 13-months ended January 31, 2003 and for fiscal year 2004 were $55,360 and $26,600, respectively.

All Other Fees

KPMG LLP did not bill the Company for any other services for the 13 months ended January 31, 2003 or for fiscal year 2004.

The Audit Committee has considered whether the non-audit services provided by KPMG LLP, including the services rendered in connection with income tax consultation, were compatible with maintaining KPMG LLP’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG LLP as the Company’s independent auditors. The Audit Committee reviews and approves in advance the scope and plans or proposals and the fees, terms and other significant compensation for all audit, audit-related and tax services provided by KPMG LLP to the Company.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than the matters set forth herein. If any other matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment in the interests of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than ten percent of the Company’s securities to file reports of security ownership, and reports on subsequent changes in its ownership of the Company’s securities. To the Company’s knowledge, based upon the reports filed and certain written representations made to the Company, during the 2004 fiscal year, all required Section 16(a) filings were timely made by reporting persons, except that The McKinney Family Trust, a beneficial owner of over ten percent of the Company’s securities of which Donald K. McKinney, one of our Directors, is a co-trustee and a beneficiary, failed to timely file its Initial Statement of Beneficial Ownership on Form 3, and failed to timely file a Form 4 for one transaction, and 033 Asset Management, LLC, a beneficial owner of over ten percent of the Company’s securities, has not filed an Initial Statement of Beneficial Ownership on Form 3.

Deadlines for Submission of Stockholder Proposals

Under the Company’s Certificate of Incorporation, stockholders who wish to submit proposals for consideration at the 2005 Annual Meeting must do so by submitting such proposal for receipt by the Company at its principal executive offices no earlier than 120 days, nor less than 90 days, prior to the 2005 Annual Meeting. If the Company does not provide at least 70 days advance notice or public disclosure of the 2005 Annual Meeting date, then the deadline will be extended to the 10th day following the date upon which the Company provides notice or public disclosure of the 2005 Annual Meeting date. With respect to any untimely stockholder proposal presented at the 2005 Annual Meeting, the Company will have the right to exercise its discretionary voting authority without including information regarding such proposal in its proxy materials. Any stockholder proposal being submitted must be in full compliance with applicable laws and the Company’s Certificate of Incorporation and Bylaws.

Stockholders who wish for their proposal submitted in accordance with the preceding paragraph to also be included in the Company’s Proxy Statement and proxy card for the 2005 Annual Meeting of Stockholders must also submit the proposal for receipt by the Company at its principal executive offices on or before January 5, 2005. Such proposals must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, as amended. Stockholders may choose to submit proposals for consideration at the 2005 Annual Meeting of Stockholders in accordance with the preceding paragraph but not submit them for inclusion in the Company’s Proxy Statement and proxy card pursuant to this paragraph.

FINANCIAL STATEMENTS

A copy of the Company’s 2004 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors,

/s/ JAMES E. CAHILL

James E. Cahill
Secretary

May 4, 2004

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TIPPINGPOINT TECHNOLOGIES, INC.

The undersigned, being the Chief Executive Officer of TippingPoint Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the corporation is TippingPoint Technologies, Inc.

2. The Restated Certificate of Incorporation of TippingPoint Technologies, Inc. was filed with the Delaware Secretary of State on October 29, 2001.

3. The Restated Certificate of Incorporation of TippingPoint Technologies, Inc. is hereby amended by amending Article IV to read in its entirety as follows:

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have the authority to issue is forty million (40,000,000) shares divided into two classes, of which thirty-five million (35,000,000) shares shall be Common Stock with a par value of $0.01 per share and five million (5,000,000) shares shall be designated as Preferred Stock with a par value of $0.01 per share.

A. Preferred Stock. The board of directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such designations, powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Common Stock or the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting rights and powers and the holders of the Common Stock shall have one vote for each share of Common Stock held of record. The number of authorized shares of Common Stock may be

A-1

increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class, without a separate vote of the holders of the Common Stock or the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted by the directors and stockholders of TippingPoint Technologies, Inc. in accordance with the applicable provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of TippingPoint Technologies, Inc., does hereby declare and certify that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has signed this Certificate of Amendment to Restated Certificate of Incorporation this              day of             , 2004.

TIPPINGPOINT TECHNOLOGIES, INC.

By:
Kip McClanahan, Chief Executive Officer

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APPENDIX B

TIPPINGPOINT TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of TippingPoint Technologies, Inc., a Delaware corporation (the “Company”), adopted this Amended and Restated Audit Committee Charter on March 5, 2004 (the “Charter”).

I.	Purpose

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance, and financial statements.

•	Appoint the Company’s external auditors and monitor their independence, qualifications and performance.

•	Provide an avenue of communication among the external auditors, management and the Board, and resolve disagreements between the external auditors and management.

•	Maintain a mechanism to facilitate confidential and anonymous submissions of employees’ concerns regarding accounting and auditing issues.

•	Receive input from various constituencies regarding accounting, internal accounting controls and auditing matters, and resolve material issues by any means reasonably necessary.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the external auditors and to all officers, employees, consultants and agents of the Company. The Audit Committee has the ability to retain, at the Company’s expense and without separate Board approval, special legal, accounting or other consultants or experts necessary in the performance of its duties.

Annually, the Audit Committee will perform a self-performance evaluation to ensure it is effectively performing its responsibilities and duties.

II.	Composition

The Audit Committee will consist of three or more directors, as determined by the Board, each of whom must be independent (“Independent”) as defined from time to time by the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and by applicable regulations of the Securities and Exchange Commission (the “SEC”). The Board shall determine annually whether each member is Independent. Members must meet all other requirements set forth by Nasdaq for members of an audit committee of a listed company.

The members of the Audit Committee shall be appointed by the Board. The Committee may designate one member of the Audit Committee to serve as the Chair of the Committee. If a Chair is not designated or is not present at a meeting, the members of the Audit Committee may designate a chair for such meeting by majority vote of the committee. Each member of the Audit Committee will serve until his or her resignation, death, retirement or removal, or the appointment and qualification of his or her successor. A member of the Audit Committee may be removed only by majority vote of the independent directors then in office, provided that the failure of the Board to re-appoint a member during any reconstitution of the Audit Committee at the first duly convened meeting of the Board following the annual meeting of stockholders will not constitute “removal” for this purpose. No reduction in the number of members constituting the full Audit Committee shall have the effect of reducing the term of office of any member of the Committee.

III.	Meetings

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Audit Committee Chair will prepare and/or approve an agenda in advance of each meeting, which, at a minimum, must include a presentation by the Chief Executive Officer or Chief Financial Officer concerning significant deficiencies and weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud (whether or not material) that involves management or other employees who have a significant role in the Company’s internal controls. The Committee may invite members of management, auditors and others to attend meetings and provide the pertinent information. The Committee will meet separately with management and the external auditors.

IV.	Responsibilities and Duties

The Audit Committee shall perform the following:

A.	Financial Statements

1)	Review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board for approval and have the Charter published in accordance with SEC regulations.

2)	Review the Company’s audited annual financial statements and discuss them with management and the external auditors prior to filing or distribution. . Discuss certain matters required to be communicated to the Audit Committee in accordance with SAS 61. This review also includes a discussion with management and the Company’s external auditors of significant issues; including accounting principles, complex or unusual transactions, financial statement presentation, practices, estimates, reserves, audit adjustments, effect of regulatory initiatives, off balance sheet structures and highly judgmental areas.

3)	Review and discuss with management and the external auditors the interim financial information contained in the Form 10-Q prior to its filing, the earnings announcement prior to its release and financial information and earnings guidance provided to analysts.

4)	In consultation with management, the Company’s external auditors and the Company’s Disclosure Committee, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, mitigate and report such exposures. Review significant findings prepared by the Company’s external auditors and the Disclosure Committee together with management’s responses.

B.	External auditors

1)	The Audit Committee has sole authority and responsibility for the selection, engagement, retention, compensation, oversight and evaluation of the Company’s external auditors.

2)	The Company’s external auditors are ultimately accountable to the Audit Committee. The Audit Committee will review the independence of the external auditors.

3)	The Audit Committee will approve the fees, terms and other significant compensation to be paid to the Company’s external auditors, as well as any engagements in addition to the audit services.

4)	On an annual basis, the Audit Committee should review and discuss with the Company’s external auditors all significant relationships, including, but not limited to, any non-audit relationships, they have with the Company that could impair the auditor’s independence. The Audit Committee will require a formal written statement delineating all such relationships between the auditors and the Company, consistent with Independence Standards Board Standard I, and make a determination that such relationships do not interfere with the Company’s external auditors’ independence.

5)	Review and approve in advance the Company’s external auditors’ audit scope and plans or proposals for any non-audit services.

6)	At least annually, obtain and review a report by the Company’s external auditors describing: (a) the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm; (b) any steps taken to deal with any such issues; (c) all critical accounting policies and practices to be used; (d) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, their ramifications and the preferences of the firm; and (e) any material communications between the firm and management.

7)	Inquire of the external auditors of any difficulties encountered, including any restrictions on the scope of the activities or access to requested information and any significant disagreements with management.

8)	Confirm with the external auditors that their firm is in compliance with partner rotation requirements established by the SEC.

C.	Legal Compliance

1)	Review with the Company’s counsel any significant legal or tax matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received or examinations from regulatory agencies or governmental agencies.

2)	Review all related party transactions for potential conflict of interest situations on an ongoing basis and approve or disapprove all such transactions as required by applicable Nasdaq listing standards.

D.	Internal Controls

1)	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

2)	Review disclosures made by the CEO and CFO in Forms 10-K and 10-Q certification processes about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company.

3)	Understand the scope of the external auditors review of internal control over financial reporting and any significant findings or recommendations they have, together with management’s responses.

D.	Other Audit Committee Responsibilities and Clarification of Role

1)	Annually, prepare a report to the Company stockholders as required by the SEC. The report should be included in the proxy statement for Company’s annual meeting of stockholders.

2)	Perform any other activities consistent with this Charter, the Company’s by-laws, governing law and Nasdaq requirements, as the Audit Committee or the Board deems necessary or appropriate.

3)	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

4)	While the Audit Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and periodic reports are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s external auditors. Nor is it the duty of the Audit Committee to assure compliance with all laws and regulations that govern the conduct of the Company’s business.

V.	Audit Committee Procedure for Receipt of Comments

The Audit Committee has approved the reporting policy attached to this Charter as Appendix A. The reporting policy may be modified from time to time by the Audit Committee in its sole discretion. The Company has arranged for The Network Inc. to receive comments and concerns from employees and stockholders regarding a variety of ethical and compliance issues, including accounting, internal accounting controls and auditing issues. The Network Inc. has established alternative means by which such comments may be submitted anonymously. They have been instructed to make a record of such comments and concerns, and immediately forward them to the Company’s compliance officer and, if related to accounting, internal accounting controls and auditing issues, to the Chair of the Audit Committee. The Audit Committee may engage the Company’s legal counsel, the Company’s outside counsel for public reporting matters or independent counsel to advise the Audit Committee with respect to any matters that are deemed of a serious enough nature to require such assistance. The Chair will make reasonable investigations of legitimate matters and make recommendations to the Audit Committee, which will make a determination as to the appropriate resolution of any issues.

VI.	Performance Evaluation

The Audit Committee shall conduct a self-evaluation of its performance annually and evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. In conducting such self-evaluation, the Audit Committee may address all matters that it considers relevant to its performance, including without limitation the following:

A.	The adequacy, appropriateness and quality of the information and recommendations presented to the Audit Committee by management and by the Audit Committee to the Board.

B.	Each member’s participation and contribution in Audit Committee meetings.

C.	Whether the number and length of meetings of the Audit Committee were adequate for the Audit Committee to complete its work in a thorough and thoughtful manner.

The Audit Committee shall deliver to the Board a report setting forth the results of any self-evaluation, including any recommended amendments to this Charter or the Company’s corporate governance guidelines.

Appendix A

Complaint and Comment Reporting Policy

(See attached)

TIPPINGPOINT TECHNOLOGIES, INC.

REPORTING POLICY

ADOPTED MARCH 5, 2004

This Reporting Policy of TippingPoint Technologies, Inc. (the “Company”) establishes procedures for the receipt, review and retention of complaints relating to the Company’s accounting, internal accounting controls and auditing matters. The Company’s Audit Committee is responsible for overseeing the receipt, investigation, resolution and retention of all complaints submitted pursuant to this policy. The Company is committed to complying with all applicable accounting standards, accounting controls and audit practices. While the Company does not encourage frivolous complaints, the Company does expect its officers, employees, agents and investors to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is the Company’s policy that its employees may submit complaints of Accounting Violations (as defined below) in accordance with this policy on a confidential and anonymous basis without fear of retaliation of any kind.

I.	Purpose and Role

The Company has adopted this policy in order to:

(1)	Cause potential violations to be identified before they disrupt the business or operations of the Company, or lead to serious loss;

(2)	Promote a climate of accountability with respect to the Company’s accounting, internal accounting controls and auditing matters; and

(3)	Ensure that no individual feels disadvantaged by raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, internally and at a high level, serious concerns and disclose information that the individuals believe in good faith relates to Accounting Violations. The Audit Committee shall designate from time to time a person to oversee and enforce this policy (the “Compliance Officer”), who shall serve at the pleasure of the Audit Committee. This policy applies to reports concerning Accounting Violations only.

II.	Reporting Persons Protected

This policy and the related procedures offer protection from retaliation to individuals who make any complaint with respect to, or that could give rise to, Accounting Violations (a “Reporting Person”), provided the complaint is made:

(1)	In good faith;

(2)	In the reasonable belief of the individual making the complaint that the conduct or matter covered by the complaint could give rise to an Accounting Violation; and

(3)	Pursuant to the procedures contained in Sections V and VI below, as applicable.

“Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive. It is the Company’s policy that complaints submitted in accordance with these conditions will not result in any retaliation or threat of retaliation against the Reporting Person by the Company or any officer, employee or agent thereof. Any acts of retaliation against a Reporting Person will be treated by the Company as a serious violation of Company policy and could result in disciplinary action by the Company, including dismissal.

III.	Scope of Complaints

Reporting Persons are each encouraged to report irregularities and other suspected wrongdoing regarding accounting, internal accounting controls or auditing matters, including, without limitation, the following (collectively, referred to as “Accounting Violations”):

(1)	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

(2)	Fraud or deliberate error in the recording and maintenance of financial records of the Company;

(3)	Deficiencies in or noncompliance with the Company’s internal accounting controls;

(4)	Misrepresentation or false statement to or by a senior officer or accountant of the Company regarding any matters contained in the financial records or any financial or audit reports of the Company; or

(5)	Deviation from full and fair reporting of the Company’s financial condition.

IV.	Confidentiality of Complaints

Unless a Reporting Person has authorized the Company to disclose his or her identity, the Company will keep the identity of any Reporting Person who is an employee confidential unless such confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person or such disclosure is required by law in certain situations, such as where a governmental entity initiates an investigation of allegations contained in the complaint.

The Company will exercise reasonable care to keep the identity of any Reporting Person who is not an employee confidential until a formal investigation is initiated. Thereafter, the identity of such Reporting Person may be kept confidential, unless such confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person or such disclosure is required by law in certain situations, such as where a governmental entity initiates an investigation of allegations contained in the complaint.

The identity of any Reporting Person, whether an employee or not an employee, may be disclosed (1) to outside legal, accounting and other advisors enlisted by the Company to investigate the complaint, or (2) if it is reasonably determined that a complaint was made maliciously or recklessly, or if disciplinary proceedings are invoked against any individual as a result of such complaint.

To ensure an accurate and unbiased investigation, a Reporting Person should not disclose his or her report or the substance thereof to any Company employee or to any other person with involvement in or knowledge of the potential Accounting Violation.

V.	Complaint Procedures

Reporting Persons may submit complaints concerning Accounting Violations in accordance with the following procedures:

(1)	Complaints may be submitted in writing or through the Company hotline at 1-877-888-0002. Written complaints should be forwarded to the attention of the Compliance Officer in a sealed envelope with the following prominent label, in bold face type:

“Confidential. Submitted Pursuant to the Company’s Reporting Policy.”

(2)	The Company recommends use of the form of complaint attached to this policy as Exhibit A (the “Complaint Form”) when reporting Accounting Violations in writing.

(3)	Reporting Persons may report Accounting Violations on an anonymous basis. However, because complaints are more effectively investigated and resolved with the assistance of the Reporting Person, the Company encourages Reporting Persons to identify themselves and make themselves available to assist in any investigation as the Compliance Officer or his or her designated representative deems appropriate. In responding to anonymous complaints, the Company will pay due regard to fairness to any individual named in the complaint, the seriousness of the issue raised, the credibility of the information or allegations in the complaint and the prospects of an effective investigation and discovery of evidence.

VII.	Investigation of Complaints

(1)	Upon receipt of a complaint, either in writing or through the employee hotline, the Compliance Officer, or his or her designated representative, will confirm that the complaint pertains to an Accounting Violation. Investigations will be conducted as quickly as practicable, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaint submitted pursuant to this policy that does not relate to an Accounting Violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown in which case the complaint will be forwarded to the Company’s Head of Human Resources for review and resolution as he or she deems appropriate.

(2)	The Compliance Officer may enlist employees of the Company and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

(3)	Following each investigation, prompt and appropriate remedial action will be taken as warranted in the judgment of the Compliance Officer or as directed by the Audit Committee. Actions taken in response to a complaint will be timely reported to the Audit Committee and the Reporting Person, unless such Reporting Person submitted the complaint on an anonymous basis.

(4)	Reporting Persons who are not satisfied with the outcome of an initial investigation or the remedial action taken with respect thereto, if any, may resubmit their complaint, together with an explanation of why the investigation or remedial action was inadequate (a “Revised Complaint”). Reporting Persons who are not employees of the Company must submit Revised Complaints in writing. Employees may submit Revised Complaints in writing or through the Company hotline at 1-877-888-0002. Written Revised Complaints should be forward to the attention of the Compliance Officer in a sealed envelope with the following prominent label, in bold face type:

“Confidential. REVISED Complaint Submitted Pursuant to the Company’s Reporting Policy.”

All Revised Complaints, whether submitted in writing or through the employee hotline, will be forwarded directly to the Audit Committee for its review. The Audit Committee will review the Revised Complaint, together with documentation of the initial investigation, and determine in its sole discretion if the Revised Complaint merits further investigation. The Audit Committee will conduct a subsequent investigation to the extent and in the manner it deems appropriate, including, but not limited to, enlisting the Compliance Officer to further investigate the Revised Complaint and report back to the Audit Committee within a specified period of time. The Compliance Officer may enlist employees of the Company and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation, provided that the findings and conclusions of such other person(s) are reported to, and endorsed by, the Compliance Officer before they are reported to the Audit Committee. Any Reporting Person submitting a Revised Complaint must be available to assist in the subsequent investigation, if any, as requested by the Audit Committee, unless such Reporting Person submitted the Revised Complaint on an anonymous basis. The Audit Committee or its designated representative will timely inform the Reporting Person of any remedial action taken in response to a Revised Complaint, unless such Reporting Person submitted the Revised Complaint on an anonymous basis.

(5)	Notwithstanding Section V above, all complaints regarding Accounting Violations that relate to the alleged conduct of a director or executive officer of the Company will immediately and promptly be referred directly to the Audit Committee for investigation. In investigating such complaints, the Audit Committee may enlist employees of the Company and outside legal, accounting and other advisors, as appropriate. Any actions taken in response to such complaints will be timely reported to the Reporting Person, unless such Reporting Person submitted the complaint on an anonymous basis.

(6)	Employees who report Accounting Violations in good faith will not be discharged, demoted, suspended, threatened, harassed or in any manner discriminated or otherwise retaliated against.

VIII.	Retention of Complaints

The Compliance Officer, or his or her designated representative, will maintain all complaints, tracking their receipt, investigation and resolution. All complaints and reports will be maintained in accordance with the Company’s document retention policy.

IX.	Unsubstantiated Allegations

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by an investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, a complaint is found to be without substance and to have been made for malicious or frivolous reasons, the Reporting Person may be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated, (1) the conclusions of the investigation will be made known to both the Reporting Person, unless such Reporting Person submitted the complaint on an anonymous basis, and to the person(s) against whom any allegation was made in the complaint, and (2) the allegations will be dismissed and all documents and information related thereto will be removed from the Company’s records unless the documents are required to be maintained for other purposes under the Company’s document retention policy in place at the time.

X.	Reporting and Annual Review

The Compliance Officer, or his or her designated representative, will submit periodic reports to the Audit Committee of all complaints, investigations undertaken in response to complaints and any remedial actions taken in connection therewith. The Audit Committee will review this policy annually to consider the effectiveness of the policy in promoting the reporting of Accounting Violations, while minimizing malicious or frivolous complaint submissions and investigations.

XI.	Website Publication

This policy will be posted on the Company’s website.

EXHIBIT A

Complaint Form

(2) Part I (see General Instructions before completing)

Name:

Address:

Telephone Number:

E-Mail:

Part II

Describe all relevant facts of the suspected Accounting Violation:

Violation is	☐	Ongoing	☐	Completed

	☐	Unclear whether ongoing or completed

Department(s) suspected of violation:

Individual(s) suspected of violation:

Describe how you became aware of the suspected violation:

Describe any steps taken to remedy the violation prior to submitting this complaint:

Who, if anyone, may be harmed or affected by this violation:

Part III

Would you like to discuss this matter with the Compliance Officer?

☐  Yes        ☐  No

Please be advised that, pursuant to federal law, neither the Company, nor its officers, employees or agents, may discharge, demote, suspend, threaten, harass or otherwise discriminate against anyone who in good faith reports suspected Accounting Violations.

GENERAL INSTRUCTIONS:

Employees of the Company who are reporting suspected Accounting Violations are not required to complete Part I of this form. For all other individuals, Part I is mandatory and must be completed. This Complaint Form may not be reviewed if the reporting person is a non-employee and fails to complete Part I of this Complaint Form.

TIPPINGPOINT TECHNOLOGIES, INC.

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

TIPPINGPOINT TECHNOLOGIES, INC. TO BE HELD JUNE 25, 2004

THIS PROXY IS SOLICITED AT THE DIRECTION OF THE BOARD

OF DIRECTORS OF TIPPINGPOINT TECHNOLOGIES, INC.

The undersigned stockholder(s) of TippingPoint Technologies, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated May 4, 2004, and hereby appoints each of Kip McClanahan, James E. Cahill and Adam Chibib, individually, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 7501B N. Capital of Texas Highway, Austin, Texas 78731 on June 25, 2004 at 8:00 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY IS SOLICITED AT THE DIRECTION OF OUR BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH ITEM. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

By executing this proxy, you acknowledge receipt of the notice of annual meeting of stockholders and the proxy statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Detach Proxy Form Here

THIS PROXY IS SOLICITED AT THE DIRECTION OF THE BOARD OF

DIRECTORS OF TIPPINGPOINT TECHNOLOGIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ITEMS 1 AND 2.

1.	Approval of an amendment to the Restated Certificate of Incorporation to (i) reduce the number of authorized shares of common stock from 250,000,000 to 35,000,000, and (ii) permit the number of authorized shares of common stock to be increased or decreased by the affirmative vote of the holders of a majority of our outstanding capital stock.

FOR	AGAINST	ABSTAIN

The proxy will be voted as specified in the spaces provided therefor, or, if no such specification is made, it will be voted “FOR” Item 1 above.

2.	The election of John F. McHale, Michael R. Corboy, Richard D. Eyestone, Kip McClanahan, Donald K. McKinney and Paul S. Zito to the Board of Directors to serve until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR	AGAINST	ABSTAIN

(except as indicated above)

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

This proxy will be voted as specified in the spaces provided therefor, or, if no such specification is made, it will be voted “FOR” Item 2 above.

In their sole discretion, the designated proxies are authorized to vote upon such other business as may properly come before the annual meeting of stockholders or any postponement or adjournment thereof.

The matters in Items 1 and 2 are proposed by us and are not related to or conditioned on the approval of other matters.

I HEREBY ACKNOWLEDGE RECEIPT OF THE PROXY STATEMENT AND REVOKE

ANY PROXY OR PROXIES THAT I HAVE GIVEN BEFORE THIS DATE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND MAIL

THIS PROXY TODAY.

(PLEASE SEE OTHER SIDE)

Authorized Signatures – SIGN HERE – This section must be completed for your instructions to be executed.

Please sign below exactly as your name(s) appears on this proxy card. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box

Date

Signature 2 – Please keep signature within the box

Date